Exhibit 99.1

DLocal Limited

AMENDED AND RESTATED

2020 GLOBAL SHARE INCENTIVE PLAN

1.    NAME

This Plan, as amended from time to time, shall be known as the Dlocal Limited Amended and Restated 2020 Global Share Incentive Plan (formerly the Dlocal Group Ltd. 2020 Global Share Incentive Plan). Capitalized terms not defined in the text are defined in Section 19 hereof.

2.    PURPOSE

The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons of training, experience, and ability, to attract new employees, officers, directors, consultants and service providers, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company, its Parents and its Subsidiaries by offering eligible persons an opportunity to participate in the Company’s future performance through the grant of Awards under the Plan.

3.    ADMINISTRATION OF THE PLAN

3.1    The Board shall have the power to administer the Plan.

3.2    The Board shall have full power and authority to:

(i)       Designate the identity of the Participants.

(ii)      Determine the terms and provisions of respective Award agreements (which need not be identical), including, but not limited to, the number of Shares covered by each Award, vesting and/or exercise terms and conditions and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture.

(iii)     Accelerate the right of a Participant to exercise, in whole or in part, of any previously granted Award.

(iv)     Determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered, provided that such determination will not adversely affect the economic interests of the Participants.

(v)      Interpret the provisions and supervise the administration of the Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(vi)     Prescribe, amend, expand, modify and rescind or terminate rules and regulations relating to this Plan;

(vii)    Grant waivers of any conditions of this Plan or any Award, including to accelerate the vesting or exercisability of all or any portion of any Award or to extend the exercise period beyond a Participant’s Termination Date (but not beyond the expiration of the stated term of such Award);

(viii)    Correct any defect, supply any omission, or reconcile any inconsistency in this Plan, any Award, and any Award Agreement;

(ix)     Prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt appendices, sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws or regulations of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards subject to obtaining any approvals to the extent required under applicable law;

(x)       Determine any other matter which is necessary or desirable for, or incidental to administration of the Plan.

3.3    All decisions and selections made by the Board pursuant to the provisions of this Plan shall be made by a majority of its members except that no member of the Board shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board relating to any Award to be granted to that member.

3.4    Subject to the Company’s decision and to all approvals legally required under applicable law, each member of the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by such member, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own gross negligence, fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's incorporation or organizational documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

3.5    To the extent permitted by applicable law and the Company’s governing documents, the Board may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Awards, subject to any restrictions set forth by the Board in its sole discretion.

4.    SHARES SUBJECT TO THE PLAN

The Company has reserved 25,955,315 authorized but un-issued Shares, in the share capital of the Company for the purposes of the Plan. The number of Shares stated in this Section 4 shall be subject to adjustment as provided in Section 10 of the Plan. Shares subject to Awards that are cancelled, forfeited, settled for cash or that expire by their terms will again be available for grant and issuance in connection with the Awards or as otherwise may be determined by the Board. The Shares underlying the Awards granted under this Plan shall be subject to the terms and conditions set forth in any corporate documents of the Company or agreements that exist as of the date of adoption of this Plan or may be entered into by and amongst the Company’s shareholders applicable to such Shares.

5.    DESIGNATION OF PARTICIPANTS

The persons eligible for participation within the Plan as recipients of Awards shall include any employees, officers, directors, consultants and service providers of the Company or of any Parent or Subsidiary of the Company or of any Affiliate thereof. The grant of an Award hereunder shall neither entitle the recipient thereof to participate nor disqualify the Participant from participating in, any other grant of Awards pursuant to the Plan or any other incentive plan of the Company or any of its Affiliates. Grants of Awards shall be approved in accordance with applicable law.

6.    GRANT OF OPTIONS

6.1    Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement (“Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Board may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

6.2    Date of Grant. The date of grant of an Option will be the date on which the Board makes the determination to grant such Option, unless a later date is otherwise specified by the Board, if the Option Agreement and a copy of this Plan are delivered to the Participant within a reasonable time after the granting of the Option.

6.3    Exercise Period. Options shall become vested and exercisable within the times or upon the events (including, without limitation, any event determined by the Board and as shall be permissible under the terms of the Plan) determined by the Board as shall be specified in the Option Agreement governing such Option; provided, however, that (a) all unvested Options of a Participant shall become fully vested and exercisable immediately prior to the consummation by the Company of an M&A Transaction (as such term is defined below), provided that the Participant is engaged with the Company or of any Parent of Subsidiary of the Company, or any Affiliate thereof at such time; and (b) no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted. The Board also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Board determines.

6.4    Exercise Price. The exercise price of each Share subject to an Option granted or any portion thereof shall be determined by the Board in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time; provided that the exercise price per Share of an Option shall not be less than 100% of the Fair Market Value of the Share at the time of grant of such Option, unless otherwise expressly approved by the Board. Each Option Agreement will contain the Exercise Price determined for each Option, and in any event not less than the nominal value of the shares subject to the Option (the “Exercise Price”).

6.5    Method of Exercise. Options may be exercised only by delivery to the Company of a written notice of exercise (the “Notice of Exercise”) in a form approved by the Board (which need not be the same for each Participant). The Notice of Exercise will state (a) the number of Shares being purchased, (b) the restrictions imposed on the Shares purchased under such Notice of Exercise, if any, and (c) such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable laws. If the Company receives from a Participant a Notice of Exercise with respect to any vested and exercisable Option held by such Participant, the Company will issue to the Participant the Shares underlying the exercised Option no later than the earliest Bi-Annual Issuance Date following receipt of the Notice of Exercise. However, if a Liquidity Event is expected to occur prior to the earliest Bi-Annual Issuance Date, the Company will use its reasonable efforts that issuance of the Shares will be completed as soon as practicable following receipt of the Notice of Exercise by the Company and in any event before the consummation of the Liquidity Event. Upon exercise of an Option, the Participant shall execute and deliver to the Company the Notice of Exercise, payment in full of the Exercise Price for the number of Shares being purchased and payment of any applicable taxes, which payment will be made no later than the date of issuance of the Shares. The Exercise Price shall be payable upon the exercise of the Option by bank transfer, which may include procedures for Cashless Exercise, as set forth below.

6.6    Cashless Exercise. Notwithstanding the foregoing, or anything in this Plan to the contrary, the Board shall have the authority to (i) postpone the date of payment on such terms as it may determine: and (ii) determine in its discretion to permit the Participant and/or a specified group of Participants (either prior to or at the time of exercise) to elect to pay a portion or all of the payment for the number of Shares being purchased by a method that the Board deems appropriate including, but not limited to by authorizing the Company to withhold, or agreeing to surrender to the Company, Shares, other securities or property, or other forms of payment, or any combination thereof, owned by such Participant, or a portion of such forms of payment that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such Participant having a market value equal to the amount of such payment.

6.7    Effect of Termination. Subject to earlier termination pursuant to the terms hereof and, unless expressly provided for in an Option Agreement, notwithstanding the general exercise periods set forth in the Option Agreement, exercise of an Option will always be subject to the following terms and conditions:

(i)    Other than Death or Disability or for Cause. If the Participant is terminated for any reason other than death, Disability or for Cause, then the Participant may exercise such Participant’s Options only to the extent that such Options are exercisable as to vested Shares upon the Termination Date or as otherwise determined by the Board . Such Options must be exercised by the Participant, if at all, as to all or some of the vested Options at the discretion of the Participant, calculated as of the Termination Date or such other date determined by the Board , within three (3) months after the Termination Date , but in any event, no later than the expiration date of the Options should the expiration date of the Options fall between the Termination Date and such three (3) month period

(ii)    Death or Disability. If the Participant Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause), then Participant’s Options may be exercised only to the extent that such Options are exercisable as to vested Shares by Participant on the Termination Date or as otherwise determined by the Board . Such options must be exercised by Participant (or Participant’s legal representative), if at all, as to all or some of the vested Shares calculated as of the Termination Date or such other date determined by the Board , within twelve (12) months after the Termination Date but in any event no later than the expiration date of the Options, should the expiration date of the Options fall between the Termination Date and such twelve (12) month period.

(iii)    For Cause. Except as otherwise determined by the Board, if a Participant is Terminated for Cause, any outstanding unexercised Option, whether vested or not, will immediately expire and terminate, and the Participant shall not have any right in connection to such outstanding Options. If subsequent to the Termination, but prior to the exercise of Options, the Board determines that either prior or subsequent to the Participant’s Termination, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Options shall immediately cease upon such determination of Cause and the Options shall thereupon expire. In all cases, all remaining Shares covered by the non-exercisable portion of the Option, whether vested or otherwise, shall immediately revert to the Plan. The determination by the Board as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.

(iv)    Transfer of Employment or Service. A Participant’s right to an Award under this Plan shall not be terminated or expired or forfeited solely as a result of the fact that the Participant’s employment or service as an employee, officer or director changes from the Company to any of any Parent or Subsidiary of the Company or Affiliate or vice versa. Any and all tax consequence of such a transfer, if any, shall be solely borne by the Participant.

(v)    Suspension of Vesting. Unless the Board provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence, other than in the case of any (i) leave of absence which was pre-approved by the Company explicitly for purposes of continuing the vesting of Awards, or (ii) transfers between locations of the Company or of any Parent or Subsidiary of the Company or any of its Affiliates, or between the Company or of any Parent or Subsidiary of the Company and any of its Affiliates, or any respective successor thereof. For clarity, for purposes of this Plan, military leave, statutory maternity or paternity leave or sick leave are not deemed unpaid leave of absence.

6.8    Limitations on Exercise. The Board may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent the Participant from exercising the Option for the full number of Shares for which have been vested and it is then exercisable. The Board shall also have the right to defer the exercise of an Option (in whole or in part) and/or the issuance of Shares purchasable upon the exercise thereof for a period of not more than ninety (90) days after the delivery by the Participant to the Company of the Notice of Exercise; provided, however, that the Board may not invoke this right of deferral with respect to a Notice of Exercise that is delivered by a Participant in connection with or a with view to an upcoming Liquidity Event.

6.9    No Rights as a Shareholder. The holders of Options shall have no right to vote or right to receive dividends or any other rights as a shareholder of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company, until the Participant exercises the Option, in accordance to the provisions of this Plan, and is registered as a holder of such Shares in the Company’s register of members. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. On registration of the Participant in the Company’s register of members, the Participant shall be subject to the terms and conditions set forth in any corporate documents of the Company or agreements that exist as of the date of registration of the Participant in the register if shareholders of the Company or may be entered into by and amongst the Company’s shareholders applicable to such Shares.

7.    GRANT OF RESTRICTED STOCK UNITS

7.1    Form of RSU Grant. Each restricted stock unit (“RSU”) granted under this Plan will be evidenced by an Award Agreement (“RSU Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Board may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

7.2    Date of Grant. The date of grant of an RSU will be the date on which the Board makes the determination to grant such RSU, unless a later date is otherwise specified by the Board, if the RSU Agreement and a copy of this Plan are delivered to the Participant within a reasonable time after the granting of the RSU.

7.3    Vesting. The Board shall determine the number of Shares to be issued to a Participant pursuant to the Award of RSUs. The RSU Agreement shall specify the vesting schedule and such other applicable conditions and restrictions (including, without limitation, any event determined by the Board and as shall be permissible under the terms of the Plan) and shall specify the delivery schedule (which may include deferred delivery later than the vesting date); provided, however, that all unvested RSUs of a Participant shall become fully vested immediately prior to the consummation by the Company of an M&A Transaction (as such term is defined below), provided that the Participant is engaged with the Company or of any Parent or Subsidiary of the Company, or any Affiliate thereof at such time.

7.4    Right to Dividends. The Board may, in its discretion, specify in the applicable RSU Agreement that any or all dividend equivalents or other distributions, as applicable, paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

7.5    Settlement. The Board may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU may be made and may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes, as set forth in Section 13.

7.6    Effect of Termination.

(i)    The Board may provide, by rule or regulation or in any applicable RSU Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award of RSUs may be settled, vested, paid or forfeited in the event of the Participant’s termination of employment prior to the vesting or settlement of such RSUs; provided, however that unless otherwise expressly provided by the Board in the applicable RSU Agreement or otherwise and subject to subsection (ii) hereto, any unvested RSUs shall be forfeited upon a Participant’s termination of employment for any reason.

(ii)    Transfer of Employment or Service. A Participant’s right to an Award under this Plan shall not be terminated or expired or forfeited solely as a result of the fact that the Participant’s employment or service as an employee, officer or director changes from the Company to any of any Parent or Subsidiary of the Company or Affiliate or vice versa. Any and all tax consequence of such a transfer, if any, shall be solely borne by the Participant.

(iii)    Suspension of Vesting. Unless the Board provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence, other than in the case of any (i) leave of absence which was pre-approved by the Company explicitly for purposes of continuing the vesting of Awards, or (ii) transfers between locations of the Company or of any Parent or Subsidiary of the Company or any of its Affiliates, or between the Company or of any Parent or Subsidiary of the Company and any of its Affiliates, or any respective successor thereof. For clarity, for purposes of this Plan, military leave, statutory maternity or paternity leave or sick leave are not deemed unpaid leave of absence.

7.7    No Rights as a Shareholder. The holders of RSUs shall have no right to vote or right to receive dividends or any other rights as a shareholder of the Company in respect of any Shares issuable upon the vesting of any part of a RSU, nor shall they be deemed to be a class of shareholders or creditors of the Company, until the Participant’s RSU vests and settles, in accordance to the provisions of this Plan, and the Participant is registered as a holder of such Shares in the Company’s register of members. The Company shall issue (or cause to be issued) such Shares promptly after the RSU is settled. On registration of the Participant in the Company’s register of members, the Participant shall be subject to the terms and conditions set forth in any corporate documents of the Company or agreements that exist as of the date of registration of the Participant in the register if members of the Company or may be entered into by and amongst the Company’s shareholders applicable to such Shares.

8.    RESTRICTIONS ON AWARDS

8.1    Awards Transferability. Awards will not be transferable or assignable by Participant, other than by will or by the laws of descent and distribution. During the lifetime of the Participant an Award will be exercisable only by the Participant or Participant’s legal representative and any elections with respect to an Award may be made only by the Participant or Participant’s legal representative. The terms of an Award or any other Award shall be binding upon the executor, successors and assigns of the Participant who is a party thereto.

8.2    Exchange and Buyout of Awards. The Board shall have the authority to grant, in its discretion, to the holder of an outstanding Award in exchange for the surrender and cancellation of such Award, a new Award containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the Plan. The Board may at any time authorize the Company to buy from a Participant an Award previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Board may determine, pursuant to Section 12 below.

8.3    Forfeiture Due to Violation of Company Policy. Notwithstanding anything in this Plan or an applicable Award Agreement to the contrary, in the event the Participant violates any Company policy including, without limitation, any trading or anti corruption policy, as determined by the Board in its sole discretion, the Board may provide that any or all of the Participant’s Awards shall be forfeited for no consideration.

9.    RESTRICTIONS ON SHARES

9.1    Privileges of Share Ownership. No Participant will have any of the rights of a shareholder with respect to any Shares until such Shares are issued to the Participant and the Participant is registered as a holder of such Shares in the Company’s register of members. The Participant will have no right to retain such dividends or distributions with respect to unvested Shares that are repurchased.

9.2    Shares Transferability. Any sale, assignment, transfer, pledged, hypothecated or any other disposition of Shares shall be subject to all provisions, restrictions, limitations, terms and conditions applicable to the Shares as set forth in the applicable organizational and corporate documents of the Company and under applicable law, each as may be amended from time to time.

9.3    Securities Law Restrictions. All certificates for Shares or other securities delivered under this Plan will be subject to such share transfer orders, legends and other restrictions as the Board may deem necessary or advisable, including restrictions under any applicable law, or any rules, regulations and other requirements of any stock exchange or automated quotation system upon which the Shares may be listed or quoted. Without derogating from the generality of the foregoing, the following legend will be placed on any certificate evidencing any Share, in addition to any other legend that may be required pursuant to applicable law, the Plan, or otherwise:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND SUCH OTHER TERMS AND CONDITIONS AS SET FORTH IN THE EXERCISE NOTICE AND AWARD AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, THE AMENDED AND RESTATED 2020 GLOBAL SHARE INCENTIVE PLAN OF THE ISSUER AND ALL EXHIBITS ATTACHED THERETO, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS, TERMS AND CONDITIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.”

10.    ADJUSTMENTS

Upon the occurrence of any of the following described events, the Participant’s rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

10.1    Changes in Capitalisation. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share subdivision, consolidation, capitalisation, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company without changing the aggregate exercise price, provided, however, that the conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. The Board may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of shares covered by any Award, as well as the price to be paid therefor, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of its outstanding shares, and in the event of the Company being consolidated with or merged into any other corporation.

10.2    Merger, Acquisition, or Asset Sale.

In the event of (i) a merger or consolidation of the Company with or into another corporation resulting in such other corporation being the surviving entity or the direct or indirect parent of the Company or resulting in the Company being the surviving entity and any other person or entity owning fifty percent (50%) or more of the outstanding voting power of the Company’s securities by virtue of the transaction, (ii) an acquisition of all or substantially all of the shares of the Company, (iii) the sale of all or substantially all of the assets of the Company (each of the events described under sub section (i)-(iii), an “M&A Transaction”), or (iv) a liquidation or dissolution of the Company (each such event described under sub section (i)-(iv), a “Transaction”), the following provisions shall apply. For the purposes of this Plan, a Structural Change and/or a Spin-off Transaction shall not be deemed to classify as a Transaction.

(i)    Notwithstanding anything to the contrary set forth in the Plan, upon any Transaction, the Board may, in its sole and absolute discretion and without the need for the consent of and/or action by any Participant and without any requirement to provide prior notice, make any determination as to the treatment of Awards, including, without limitation, take one or more of the following actions contingent upon the occurrence of a Transaction:

(a)    cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;

(b)    cause any outstanding Award to become fully vested and immediately exercisable (as applicable) for a reasonable period in advance of the Transaction and, to the extent not exercised prior to that Transaction, cancel that Award upon closing of the Transaction;

(c)    cancel any Award in exchange for a substitute award;

(d)    repurchase any Share for cash and/or other substitute consideration with value equal to the Fair Market Value of such Share on the date of the Transaction;

(e)    cancel any Award in exchange for cash and/or other substitute consideration with, in the case of Options, a value equal to: (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of Transaction and the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Transaction does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefor; and/or

(f)    take such other actions as the Board shall determine to be reasonable under the circumstances.

(ii)    In the discretion of the Board, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (A) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Transaction, or (B) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to holders of Shares in connection with the Transaction.

(iii)    Despite the aforementioned and for the avoidance of any doubt, if and when the method of treatment of Awards within the scope of a Transaction, as provided above, will in the sole opinion of the Board prevent the consummation of the Transaction, or materially risk the consummation of the Transaction, the Board may determine different treatment for different Awards held by Participants such that not all Awards will be treated equally within the scope of the Transaction.

(iv)    If determined by the Board, the Participants shall be subject to the definitive agreement(s) in connection with the Transaction as applying to holders of Shares including, without limitation, such terms, conditions, representations, undertakings, liabilities, limitations, releases, indemnities, appointment and indemnification of any representative of the shareholders, participation in transaction expenses, expense fund and/or escrow arrangement, in each case as determined by the Board. Each Participant shall execute (and authorizes any person designated by the Board to so execute) such agreement(s) and/or instrument(s) as may be requested by the Board, the successor corporation and/or the acquiror in connection with such Transaction or otherwise for the purpose of implementing the Transaction and/or any other actions under this Section 10.2, and in the form required by them. The execution of such agreement(s) and/or instrument(s) may be a condition to the receipt of assumed or substituted Awards, payment in lieu of the Award, the exercise of any Award or otherwise to be entitled to benefit from shares or other securities, cash or other property, or rights, or any combination thereof, pursuant to this Section 10.2 and the Board may designate a person to exercise its authorization above and sign such agreement(s) and/or instrument(s) on behalf of the Participants and/or subject the Participant to the provisions of such agreement(s) and/or instrument(s).

(v)    All determinations of the Board pursuant to this Section 10.2 shall be at their sole and absolute discretion, and shall be final, conclusive and binding on all Participants, without any liability to the Company or its Affiliates, or to their respective officers, directors, employees, shareholders and representatives, and the respective successors and assigns of any of the foregoing, in connection with the method of treatment, chosen course of action or determinations made hereunder.

10.3    Fractional Shares. In any event that the Company will be required to issue to a Participant a fraction of Shares pursuant to this Plan, the Company will not issue a fraction of Shares and the number of Shares shall be rounded up to the closest number of Shares. For the purposes of this section, the Company’s calculation will be final, and the Participant shall have no claims or demands against the Company or anyone on its behalf.

10.4    Structural Change. In the event of a Structural Change, the Awards issued under the Plan shall be exchanged or converted into Shares of the Company or successor company in accordance with the exchange effectuated in relation to the Shares of the Company, and the exercise price or purchase price and quantity of shares shall be adjusted in accordance with the terms of the Structural Change. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive

10.5    Spin-Off Transaction. In the event of a Spin-Off Transaction, the Board may determine that the holders of Awards may be entitled to receive equity in the new company formed as a result of the Spin-Off Transaction, in such number, and upon such terms (including without limitation, including the vesting schedule and exercise price or purchase price) as shall be determined by the Board. The determination regarding the Participant's entitlement within the scope of a Spin-Off Transaction shall be in the sole and absolute discretion of the Board, whose determination in that respect shall be final, binding and conclusive.

11.    ADDITIONAL RESTRICTIONS ON SHARES

11.1    Blackout Periods. The Board may designate certain periods, at its reasonable discretion, with respect to all or certain groups of Participants and/or with respect to certain types of Awards, during which the exercise of Options and/or sale of Shares shall be restricted or prohibited, including without limitation, in order to comply with applicable laws in any relevant jurisdiction and/or rules of any exchange on which the Company’s shares are traded. During such blackout periods, Participants will not be able to exercise the Options and/or sale of the Shares held by or on behalf of the Participants, and the Company shall not bear any liability to Participants for any claim, loss or liability that may result from such restrictions.

11.2    Market Stand-Off. If so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the securities laws of any jurisdiction, the Participant shall not sell or otherwise transfer any Shares or other securities of the Company during a 180-day period or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”) following the effective date of registration statement of the Company filed under such securities laws. The Company may require the Participant to execute a form of undertaking to this effect or impose stop transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

12.    REPURCHASE RIGHT

The following shall be subject to the receipt of any approval required by applicable law:

12.1 Termination for Cause: In the event that the Participant’s employment or engagement with the Company or Parent or Subsidiary of the Company or an Affiliate is terminated for Cause, or if following Termination, it is found that the Participant committed an act constituting Cause, any Shares already issued to the Participant as a result of exercise or settlement of any Award shall be repurchased by the Company, upon request of the Company, for the lower of the par value of the Award (for RSUs) or the Exercise Price (for Options), as applicable, and the then Fair Market Value of such Shares.

12.2    Termination Not for Cause: In the event that the Participant’s employment or engagement with the Company or Parent or Subsidiary of the Company or an Affiliate is terminated by either Participant or the Company (or Parent or Subsidiary of the Company or the relevant Affiliate), not for Cause, the Company shall have the right (but not the obligation) to purchase within a period of 180 days after the termination of employment or engagement with the Company (or Parent or Subsidiary of the Company or the relevant Affiliate), or a longer period determined by the Board as applicable, at the Fair Market Value, any Shares already issued to a Participant, whose employment or engagement with the Company or Parent or Subsidiary of the Company or an Affiliate was terminated for any reason (including death and disability).

12.3    In the event that a Participant’s Shares shall be repurchased, then the Participant shall be obliged to sell any Shares that such Participant has received under the Plan, in accordance with the instructions issued by the Board. The determination as to whether to repurchase a Participant’s Shares shall be final.

12.4    If the Company is not permitted under applicable law to repurchase Shares under this Section 12, the Company may assign such right under the Plan to the Company’s existing shareholders (save, for avoidance of doubt, for other Participants who hold Shares resulting from the exercise or settlement of Awards granted under the Plan or any other employee benefit plan).

13.    TAX CONSEQUENCES

13.1    Any tax consequences arising from the grant, exercise or settlement of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company, its Parent, any Subsidiary or the Participant), hereunder, shall be borne solely by the Participant. The Company, its Parents and Subsidiaries, as applicable, shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and its Parent and Subsidiaries and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Board shall not be required to release any Share certificate to a Participant until all required payments have been fully made. As a condition to the purchase or acquisition of any Shares hereunder, the Participant shall make such arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase or acquisition. The Company, its Parent, Subsidiaries or any affiliates, may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring the Participant to pay to the Company, its Parent, Subsidiaries or any affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Awards or Shares held by on behalf of the Participant to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements or by the withholding by the Company of, or delivery to the Company of, Shares, including Shares otherwise issuable to the Participant under the Award (subject to applicable law) and/or (iv) permit a Participant to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Board shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Shares, other securities or property, or other forms of payment, or any combination thereof, owned by such Participant or a portion of such forms of payment that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such Participant, having a market value equal to the amount of such taxes); provided, however, that any withholding satisfied through a net-settlement of an Award shall be limited to the maximum statutory withholding requirements. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

13.2    The receipt of an Award and/or the acquisition of Shares issued upon the settlement of such Award may result in tax consequences. The description of tax consequences set forth in the Plan does not purport to be complete, up to date or to take into account any special circumstances relating to a Participant.

13.3    THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING ANY AWARD IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES.

14.    EFFECTIVENESS, AMENDMENT AND TERMINATION OF THE PLAN

14.1    Adoption. This Plan will become effective on the date that it is adopted by the Board (the “Effective Date”).

14.2    Term of Plan. Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Effective Date (except as to Awards outstanding on that date).

14.3    Amendment of the Plan. The Board may, at any time and from time to time, amend, alter or discontinue the Plan, except that no amendment or alteration shall be made which would impair the rights of the holder of any Award therefore granted, without his written consent , extend the term of the Plan or change the Participants (or class or classes of Participants) eligible to receive Awards. Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to the Awards granted under the Plan prior to the date of such termination.

15.    CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Plan nor the Award Agreement with the Participant shall impose any obligation on the Company, its Parent or a Subsidiary thereof, to continue any Participant in its employ, or the hiring by the Company, its Parent or a Subsidiary thereof, of the Participant’s services and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Participant any right to continue in the employ or service of the Company, its Parent or a Subsidiary thereof or restrict the right of the Company, its Parent or a Subsidiary thereof to terminate such employment or service at any time.

16.    NONEXCLUSIVITY OF THE PLAN

Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases. Other equity-based awards may be granted either alone or in addition to or other Awards granted under the Plan to all or part of the eligible Participants pursuant to such terms and conditions as the Board may determine, including without limitation, in one or more appendix adopted by the Board and appended to this Plan. The conditions and dates upon which other equity-based and Share-based awards become vested and nonforfeitable and upon which the Shares underlying such other equity-based and Share-based awards may be issued shall be subject to the provisions of this Plan, mutatis mutandis, unless otherwise determined by the Board.

17.    MULTIPLE AGREEMENTS

The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time. The Board, at its discretion, may provide more than one Award to a given Participant during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Participant, so long as the Participant remains in the employ or in the service of the Company, or of the Parent or Subsidiary of the Company or of an Affiliate thereof.

18.    GOVERNING LAW AND REGULATIONS

The law of the Cayman Islands shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules. The Plan, the grant, vesting and exercise of Awards hereunder, and the obligation of the Company to sell and deliver Shares under such Awards, shall be subject to all applicable laws, rules, and regulations, of the Cayman Islands or any other State or country having jurisdiction over the Company and the Participant, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.    DEFINITIONS

For all purposes of this Plan, the following terms will have the following meanings:

“Affiliate” of a specified person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified (where, for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Award” means any award pursuant to the terms and conditions of this Plan, including, without limitation, any Option, RSU or other equity-based Award.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award as approved by the Board, including by way of example, and not limitation, an Option Agreement or a RSU Agreement. Each Award Agreement may contain terms and conditions in addition to those set forth in the Plan; provided, however, that except to the extent explicitly provided to the contrary, in the event of any conflict in the terms of the Plan and the Award Agreement, the terms of the Plan shall prevail.

“Bi-Annual Issuance Date” means, in connection with any calendar year, June 30 and December 31 of such year.

“Board” means the Board of Directors of the Company.

“Cause” means any of the following: (i) conviction of, or a plea of "guilty" or "no contest" to a felony or other lesser crime that would require removal from Participant's position at the Company or any of its Affiliates; (ii) fraud, theft, embezzlement or misappropriation of funds of the Company or any of its Affiliates by the Participant; (iii) any willful breach of the Participant’s fiduciary duties or duties of care to the Company or any of its Affiliates; including without limitation willful breach of any of Participant’s applicable confidentiality obligations, intellectual property assignment obligations and/or non-compete undertakings, as set forth in Participant’s employment agreement, consulting or service agreement with the Company or any of its Affiliates (“Engagement Agreement”); (iv) the Participant (x) joins or becomes involved with a competitor of the Company or any of its Affiliates during the term of the Engagement Agreement, or (y) after the termination or expiration of the Engagement Agreement the Participant breaches the Engagement Agreement, including under circumstances pursuant to which the Participant is deemed a “Bad Leaver” under such Engagement Agreement; (v) to the extent applicable, any circumstances that constitute grounds for termination for cause under a Participant's employment, consulting or service agreement with the Company or any of its Affiliates; or (vi) the Participant’s breach of any Company policy including, without limitation, any trading or anti corruption policy.

“Company” means DLocal Limited, an exempted company with limited company incorporated under the laws of the Cayman Islands, or any successor company.

“Disability” means total and permanent physical or mental impairment or sickness of a Participant, making it impossible for the Participant to continue such Participant’s employment with or service to the Company or Affiliate, or as shall otherwise be determined by the Board in its discretion in accordance with uniform and non-discriminatory standards adopted by the Board from time to time

“Exercise Price” or “exercise price” means the price per Share at which a holder of an Option may purchase Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of a Share, as determined in good faith by the Board, as follows:

(a)    if such Share is then publicly traded on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Company’s shares are listed or admitted to trading as reported in any newspaper or public records;

(b)    if such Share is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported by any newspaper or other source as the Board may determine); or

(c)    if none of the foregoing is applicable to the valuation in question, by the Board in good faith, after taking into account all relevant facts and circumstances which it deems appropriate, including without limitation the per-share-price and other terms of the then most recent transactions for the sale of shares by the Company and/or its shareholders.

“Liquidity Event” means any of the following actions or transactions:

(a)	closing of an M&A Transaction, as defined in Section 10.2 above;

(b)	distribution by the Company of dividend to its shareholders.

(c)	an offer to the Company’s shareholders to sell their shares in the Company or any portion thereof.

“Option” means an award of an option to purchase Shares pursuant to Section 6 of this Plan.

“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an Award under the Plan, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

“Participant” means a person who serves as a service provider of the Company or any other person, who receives an Award under this Plan.

“Plan” means this 2020 Global Share Incentive Plan, as amended from time to time.

“Shares” means Class A Common Shares, US$0.002 par value per share, of the Company reserved for issuance under this Plan, as adjusted pursuant to the terms of the Plan.

“Spin-off Transaction” means any transaction in which assets of the Company are transferred or sold to a company or corporate entity in which the shareholders of the Company hold equal stakes, pro-rata to their ownership of the Company, hence – transfer of assets to a sister company of the Company.

“Structural Change” means any re-structuring of the Company, change of domicile, inversion or re-incorporation, creation of a holding company for the Company which will hold substantially all of the shares of the Company or any other transaction involving the Company in which the shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of the surviving, acquiring or resulting corporation and in which there is no material change to the interests held by the shareholders of the Company prior to such transaction and thereafter.

“Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns shares or other equity securities representing fifty percent (50%) or more of the total combined voting power of all classes of shares or other equity securities in one of the other entities in such chain.

“Termination”, “Terminated” or “terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant or service provider to the Company or a Parent or Subsidiary of the Company or Affiliate thereof. A Participant will not be deemed to have ceased to provide services in the case of sick leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days (a) unless reinstatement upon the expiration of such leave is guaranteed by contract or statute, or (b) unless provided otherwise pursuant to formal policy adopted from time to time by the Board and issued and promulgated in writing. The Board will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

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